Exhibit 23.3

CONSENT OF MARWOOD GROUP ADVISORY, LLC

We hereby irrevocably consent to the use by Aveanna Healthcare Holdings Inc., in connection with its Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of our data, as amended and supplemented from time to time, and the use of our name in the Registration Statement. We also hereby irrevocably consent to the filing of this letter as an exhibit to the Registration Statement.

April 1, 2021

Marwood Group Advisory, LLC

By:	/s/ Michael R. Wasserman
Name:	Michael R. Wasserman
Title:	General Counsel